                                                  EXHIBIT 11
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings (Loss) Per Common Share
(In thousands, except per share amounts)

                                                 Twelve Months Ended
                                                     December 31,
                                            ------------------------------
                                                 1993     1992     1991
                                                -----    -----    -----
PRIMARY
 Earnings (loss):
  Net income (loss), as reported             $427,609 (156,038)  405,062
  Preferred dividends declared (net of taxes)  (8,395)  (8,349)   (8,037)
  Tax benefit on common stock
     dividends paid to ESOP                         -        -     1,998
                                              -------  -------   -------
    Net income (loss), as adjusted           $419,214 (164,387)  399,023
                                              =======  =======   =======
 Shares:
  Weighted average number of common shares
   outstanding                                 42,209   42,360    42,413
  Additional dilutive effect of:
   Outstanding stock options (based on
    treasury stock method using
    average market price)                         402        -       281
                                              -------  -------   -------
   Weighted average, as adjusted               42,611   42,360    42,694
                                              =======  =======   =======

FULLY DILUTED
 Earnings (loss):
  Net income (loss), as reported             $427,609 (156,038)  405,062
  Additional PSOP expense (net of taxes)
   due to assumed conversion of
   preferred stock                             (4,080)       -    (4,472)
  Tax benefit on common stock dividends
   paid to ESOP and PSOP                            -        -     3,834
  Preferred dividends declared (net of taxes)       -   (8,349)        -
                                              -------  -------   -------
    Net income (loss), as adjusted           $423,529 (164,387)  404,424
                                              =======  =======   =======
 Shares:
  Weighted average number of common shares
   outstanding                                 42,209   42,360    42,413
  Additional dilutive effect of:
   Convertible preferred stock                  2,053        -     2,078
   Outstanding stock options (based on
    treasury stock method using market price
     at end of period)                            473        -       400
                                              -------  -------   -------
   Weighted average, as adjusted               44,735   42,360    44,891
                                              =======  =======   =======
EARNINGS (LOSS) PER COMMON SHARE:
   Primary                                   $   9.84    (3.88)     9.35
                                              =======  =======   =======
   Fully diluted                             $   9.47    (3.88)     9.01
                                              =======  =======   =======